EXHIBIT 99.A7


                               Exhibit 1.A.(5)

           Specimen Flexible Premium Variable Life Insurance Policy

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                                (A STOCK COMPANY)

                           Home Office: Columbus, Ohio

                             Administrative Office:
                                  P.O. Box 5068
                            Clearwater, Florida 33758

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IN THIS POLICY the Primary Insured is named on Page 3. The Primary Insured will be referred to as YOU or YOUR. Western Reserve Life Assurance Co. Of Ohio will be referred to as WE, OUR or US.

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IF YOU DIE before the Maturity Date and while this Policy is In Force, WE WILL PAY the Death Benefit Proceeds to the Beneficiary upon receipt of due proof of Your death. THE AMOUNT OF THE DEATH BENEFIT PROCEEDS WILL INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT AND ON THE DEATH BENEFIT OPTION SELECTED AS DESCRIBED IN THE DEATH BENEFIT PROVISIONS.

IF YOU ARE ALIVE on the Maturity Date and this Policy is In Force, WE WILL PAY the Net Surrender Value as of the Maturity Date. CASH VALUES WILL INCREASE OR DECREASE IN ACCORDANCE WITH THE POLICY VALUE PROVISIONS AND THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT. CASH VALUES ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE PROVISIONS on the following pages are part of this Policy.

IN WITNESS WHEREOF, We have signed this Policy at Our Office in Clearwater, Florida as of the Policy Date.

     /s/ WILLIAM H. GEIGER                    /s/ JOHN R. KENNEY
     ---------------------                    ------------------
           Secretary                               President

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RIGHT TO EXAMINE POLICY - The Owner may cancel this Policy by returning it to Us at P.O. Box 5068, Clearwater, Florida 33758 or to the representative through whom it was purchased within 10 days after receipt. If this Policy is returned within this period, it will be void from the beginning and a refund will be made to the Owner. The refund will equal the sum of:

   1. The difference between the Premiums paid and the amounts allocated to any Accounts under this Policy; plus
   2. The total amount of monthly deductions made and any other charges imposed on amounts allocated to the Account; plus
   3. The value of amounts allocated to any Accounts on the date We or Our agent receive the returned Policy.

If state law prohibits the calculation above, the refund will be the total of all Premiums paid for this Policy.

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                 Flexible Premium Variable Life Insurance Policy
   Death Benefit Proceeds Payable at Death of Insured Prior to Maturity Date
                  Net Surrender Value Payable at Maturity Date
  Flexible Premiums Payable During Lifetime of Insured Until the Maturity Date
                        Non-Participating - No Dividends
                    Some Benefits Reflect Investment Results

                                  POLICY GUIDE


Policy Schedule..................................................    3

Rider Information................................................    4

Table of Guaranteed Rates........................................    4A

Definitions......................................................    5

General Provisions...............................................    7

Death Benefit Provisions.........................................    9

Premium Provisions...............................................   10

Separate Account Provisions......................................   11

Policy Value Provisions..........................................   13

Settlement Options...............................................   16

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                                  ENDORSEMENTS

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                               CLEARWATER, FLORIDA


                                 POLICY SCHEDULE


PRIMARY INSURED:        JOHN DOE     POLICY NUMBER:        01-23456789

ISSUE AGE AND SEX:     35 - MALE     POLICY DATE:         JUN 01, 1998

SPECIFIED AMOUNT:       $500,000     RECORD DATE:         JUN 01, 1998

OPTION TYPE:                   A     REALLOCATION DATE:   JUN 01, 1998

PLANNED PREMIUM:       $5,500.00     NO LAPSE DATE:       JUN 01, 2001


PAYMENT FREQUENCY:      ANNUALLY     MATURITY DATE:       JUN 01, 2058

                                     INITIAL PREMIUM:       $ 5,500.00

                                     MINIMUM MONTHLY
                                     GUARANTEE PREMIUM:       $ 343.34


RATE CLASS:                             ULTIMATE STANDARD


MINIMUM SPECIFIED AMOUNT:               $ 250,000

SEPARATE ACCOUNT PROVISIONS

   SEPARATE ACCOUNT:                    WRL SERIES LIFE ACCOUNT

   REALLOCATION ACCOUNT:                MONEY MARKET ACCOUNT

   MORTALITY AND EXPENSE RISK CHARGE
     POLICY YEARS 1-15:                 .90% (ANNUALLY)
     POLICY YEARS 16+:                  .60% (ANNUALLY)

POLICY VALUE PROVISIONS

   MONTHLY POLICY CHARGE:               $ 5.00

   DEFERRED SURRENDER CHARGES

      SURRENDER CHARGE BASE PREMIUM:    $6,805.00

      ISSUE CHARGE:                     $5.00 PER $1,000 SPECIFIED AMOUNT

      INITIAL PERCENTAGE:               26.5%

      EXCESS PERCENTAGE:                8.4%

   SURRENDER CHARGE FACTOR
      END OF POLICY    AT ISSUE    1-10   11   12   13   14    15    16+
   YEAR*
                          1.0       1.0   .8   .6   .4   .2    0      0


* THE CHARGE ON ANY DATE OTHER THAN AN ANNIVERSARY WILL BE INTERPOLATED BETWEEN THE TWO END OF YEAR CHARGES.

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                               CLEARWATER, FLORIDA

                           POLICY NUMBER: 01-23456789

                                RIDER INFORMATION


           RIDER                                    MONTHLY DEDUCTION



                                      NONE



THE MONTHLY DEDUCTIONS SHOWN ABOVE ARE APPLICABLE FOR THE FIRST POLICY MONTH. FOR MONTHLY DEDUCTIONS AFTER THE FIRST POLICY MONTH, REFER TO THE RIDER FORM.

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                               CLEARWATER, FLORIDA

                                 POLICY SCHEDULE

                           POLICY NUMBER: 01-23456789

                               TABLE OF GUARANTEED
                          MAXIMUM LIFE INSURANCE RATES

GUARANTEED RATE BASIS FOR INITIAL SPECIFIED AMOUNT ON PRIMARY INSURED
      COMMISSIONERS 1980 STANDARD ORDINARY MORTALITY TABLE
      MALE LIVES
      SMOKERS CLASSIFICATION

ANNUAL COST OF INSURANCE RATES PER $ 1,000

MONTHLY COST OF INSURANCE CALCULATIONS WILL USE ONE-TWELFTH OF THESE RATES


   ATTAINED AGE         ANNUAL RATE        ATTAINED AGE       ANNUAL RATE

     35                     2.63                  36              2.81
     37                     3.04                  38              3.30
     39                     3.60                  40              3.94
     41                     4.34                  42              4.75
     43                     5.22                  44              5.71
     45                     6.27                  46              6.83
     47                     7.44                  48              8.08
     49                     8.80                  50              9.50
     51                    10.44                  52             11.42
     53                    12.54                  54             13.80
     55                    15.14                  56             16.59
     57                    18.09                  58             19.69
     59                    21.35                  60             23.19
     61                    25.26                  62             27.59
     63                    30.23                  64             33.14
     65                    36.29                  66             39.57
     67                    43.01                  68             46.55
     69                    50.32                  70             54.48
     71                    59.09                  72             64.33
     73                    70.32                  74             76.66
     75                    83.77                  76             91.10
     77                    98.52                  78            105.91
     79                   113.49                  80            121.59
     81                   130.41                  82            140.20
     83                   151.03                  84            162.49
     85                   174.20                  86            185.78
     87                   197.06                  88            209.37
     89                   221.52                  90            233.69
     91                   246.12                  92            259.33
     93                   276.30                  94            298.15

                                    PAGE 4A

                                   DEFINITIONS


ACCOUNTS. Allocation options including the Fixed Account and the Subaccounts of the Separate Account.

AGE. Issue Age refers to the age on Your birthday nearest the Policy Date. Attained Age refers to the Issue Age plus the number of completed policy years.

ANNIVERSARY. The same day and month as the Policy Date for each succeeding year this Policy remains In Force.

BENEFICIARY. The person or persons specified by the Owner to receive the Death Benefit Proceeds upon Your death.

DEATH BENEFIT PROCEEDS. The amount payable upon Your death in accordance with the Death Benefit Provisions.

FIXED ACCOUNT. An allocation option other than the Separate Account.

IN FORCE. Condition under which the coverage under this Policy or Rider, if any, is active and the insured's life remains insured.

INTERNAL REVENUE CODE. The Internal Revenue Code of 1986, as amended.

INITIAL PREMIUM. The amount which must be paid before coverage begins. The amount is shown on the Policy Schedule page.

LOAN RESERVE. A portion of the Fixed Account used as collateral for any policy loan.

MATURITY DATE. The Anniversary nearest Your 95th birthday on which coverage under this Policy will terminate if You are living and this Policy is In Force. The Maturity Date may be extended as provided in the Extension of Maturity Date section of the General Provisions.

MONTHIVERSARY. The day of each month coinciding with the Policy Date. If there is no day in a calendar month which coincides with the Policy Date, the Monthiversary will be the first day of the next month.

NET SURRENDER VALUE. The amount payable upon Surrender in accordance with the Policy Value Provisions of this Policy.

NO LAPSE DATE. The date, as shown on the Policy Schedule page, prior to which this Policy will not lapse if certain conditions are met, even though the Net Surrender Value may be insufficient to meet the monthly deductions.

OFFICE. Refers to Our Administrative Office located in Clearwater, Florida.

POLICY DATE. The date coverage is effective and monthly deductions commence under this Policy. Policy months, years and anniversaries are measured from the Policy Date, as shown on the Policy Schedule page.

PREMIUM. The Premium available for allocation as set forth in the Policy Value Provisions.

REALLOCATION DATE. The date on which any Premiums are reallocated from the Reallocation Account to the Accounts as elected by the Owner on the application. The Reallocation Date is shown on the Policy Schedule page.

RECORD DATE. The date this Policy is recorded on Our books as an In Force Policy. The Record Date is shown on the Policy Schedule page.

RIDER. Any attachment to this Policy which provides additional coverages or benefits.

SEC. The Securities and Exchange Commission.

SEPARATE ACCOUNT. A separate investment Account shown on the Policy Schedule page which is composed of several Subaccounts established to receive and invest Premiums under this Policy.

SERIES FUND. A designated mutual fund from which each Subaccount of the Separate Account will buy shares.

SUBACCOUNT. A sub-division of the Separate Account. Each Subaccount invests exclusively in the shares of a specified Series Fund Portfolio.

SURRENDER. The Termination of the Policy at the option of the Owner.

TERMINATION. Condition under which the coverage under this Policy or a Rider, if any, is no longer In Force and the insured's life is no longer insured.

VALUATION DATE. Any day We are required by law to value the assets of the Separate Account.

VALUATION PERIOD. The period commencing at the end of one Valuation Date and continuing to the end of the next succeeding Valuation Date.

WRITTEN NOTICE. Written Notice means a notice by the Owner to Us requesting or exercising a right of the Owner as provided in the Policy provisions. In order for a notice to be considered a Written Notice, it must be in writing, signed by the Owner, be in a form acceptable to Us, and contain the information and documentation, as determined in Our sole discretion, necessary for Us to take the action requested or for the Owner to exercise the right specified. A Written Notice will not be considered complete until all necessary supporting documentation required or requested by Us has been received by Us at our Administrative Office.

                          GENERAL PROVISIONS



THE CONTRACT. This Policy is issued in consideration of the attached application and payment of the Initial Premium. This Policy, the attached application and any additional applications at the time of reinstatement constitute the entire contract. All statements in these applications, in the absence of fraud, will be deemed representations and not warranties. No statement can be used to void this Policy or be used in defense of a claim unless it is contained in the written application. No policy provision can be waived or changed except by endorsement. Such endorsement must be signed by Our President or Secretary.

OWNERSHIP. This Policy belongs to the Owner. The Owner, as named in the application or subsequently changed, may exercise all rights under this Policy during Your lifetime including the right to transfer ownership. If the Owner should die during Your lifetime, ownership of this Policy will pass to the Owner's estate if no Contingent Owner is named.

We will not be bound by any change in the ownership designation unless it is made in writing and received at Our Office. The change will be effective on the date it was signed; however, no change will apply to any payment We made before the change is received. If We request, this Policy must be returned to Our Office for endorsement.

BENEFICIARY. The Beneficiary, as named in the application or subsequently changed, will receive the benefits payable at Your death. If the Beneficiary dies before You, the Contingent Beneficiary, if named, becomes the Beneficiary. If no Beneficiary survives You, the benefits payable at Your death will be paid to the Owner or the Owner's estate.

We will not be bound by any change in the Beneficiary designation unless it is made in writing and received at Our Office. The change will be effective on the date it was signed; however, no change will apply to any payment We made before the change is received. If We request, this Policy must be returned to Our Office for endorsement.

ASSIGNMENT. This Policy may be assigned. We will not be bound by any assignment unless made in writing and received at Our Office; however, no assignment will apply to any payment made before the assignment is received. We assume no responsibility for the validity of any assignment.

INCONTESTABILITY. This Policy shall be incontestable as to the Specified Amount after it has been In Force, while You are still alive, for two years from the Policy Date.

If this Policy is reinstated, a new two year contestability period (apart from any remaining contestability period) shall apply from the date of the application for reinstatement and will apply only to statements made in the application for reinstatement.

SUICIDE. If You die by suicide, while sane or insane, within two years from the Policy Date, or two years from the effective date of any reinstatement of this Policy, this Policy shall terminate and Our total liability, including all Riders attached to this Policy, will be limited to the total Premiums paid, less any loans and prior withdrawals, during such period.

EXTENDED MATURITY DATE. The Owner may request that the Maturity Date shown on the Policy Schedule page be extended. The request must be in writing and received by Us at least 90 days, but no more than 180 days, prior to the scheduled Maturity Date. Any Riders In Force on the scheduled Maturity Date will terminate on that date and will not be extended. Interest on any outstanding policy loan will continue to accrue during the period for which the Maturity Date is extended.

The Maturity Date will be extended in accordance with either (1) or (2) below, as elected by the Owner at the time the request is made. If (2) is chosen, the Owner may elect to change to (1) at any time. Changes from (1) to (2) are not permitted.

   (1) If the death benefit Option Type is other than Option A, the Option Type will be changed to Option A. Subsequent changes to the Option Type will not be allowed. On each Valuation Date, the Specified Amount will be adjusted to equal the Cash Value, and the Limitation Percentage will be 100%. No additional Premium payments will be permitted except if required to prevent lapse of this Policy. All future monthly deductions will be waived.
   (2) The Maturity Date will be automatically extended until the next Policy Anniversary. At least 90 days, but no more than 180 days, prior to each subsequent Policy Anniversary, the Owner must request that the Maturity Date be extended each Policy Year. All benefits and charges will continue as set forth in this Policy. Annual Cost of Insurance Rates will be adjusted using the then current cost of insurance rates.

ISSUE AGE AND SEX. If Your date of birth or sex is not correctly stated, the death benefit will be adjusted. The death benefit will be adjusted based on what the cost of insurance charge for the most recent monthly deduction would have purchased based on Your correct date of birth and sex.

ANNUAL REPORT. We will send a report to the Owner at least once each year. It will show for this Policy:

   1. The current cash value;              5. Activity  since the last report;
   2. The current Net Surrender Value;     6. Projected values.
   3. The current death benefit;           7. The investment experience of
   4. Any current policy loans;               each Subaccount.


TERMINATION. This Policy will terminate on the earliest of:

   1. The Maturity Date, unless extended;   3. The end of the grace period;
   2. The date of Your death;               4. The date of Surrender.

POLICY PAYMENT. All proceeds to be paid upon Termination will be paid in one sum unless otherwise elected under the Settlement Options of this Policy.

All payments and transfers from the Subaccounts will be processed as provided in this Policy unless one of the following situations exists:

   1. The New York Stock Exchange is closed; or
   2. The SEC requires that trading be restricted or declares an emergency; or
   3. The SEC allows Us to defer payments to protect Our policyowners.

We reserve the right to defer the payment of any Fixed Account values for the period permitted by law, but not for more than six months.

CONVERSION RIGHTS. At any time upon written request within the first two policy years, the Owner may elect to transfer all Subaccount values to the Fixed Account without a transfer charge.

PROTECTION OF PAYMENTS. Unless the Owner directs by Written Notice, no Beneficiary may assign any payments under this Policy before the same are due. To the extent permitted by law, no payments under this Policy will be subject to the claims of creditors of any Beneficiary.

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                            DEATH BENEFIT PROVISIONS


DEATH BENEFIT. The death benefit is based upon the Specified Amount, Option Type and the Limitation Percentage applicable at time of death.

SPECIFIED AMOUNT. The Specified Amount is as shown on the Policy Schedule page, unless changed in accordance with the Changes section or reduced by a cash withdrawal.

OPTION TYPE. The Option Type is as shown on the Policy Schedule page, unless changed in accordance with the Changes section of this provision.

If Option Type A is in effect, the death benefit is the greater of:

   1. the Specified Amount; or
   2. the Limitation Percentage times the cash value of this Policy on the date of Your death.

If Option Type B is in effect, the death benefit is the greater of:

   1. the Specified Amount plus the cash value of this Policy on the date of Your death; or
   2. the Limitation Percentage times the cash value of this Policy on the date of Your death.

LIMITATION PERCENTAGE. The Limitation Percentage is a percentage based on Your Attained Age at the beginning of the policy year equal to:


           ATTAINED AGE    LIMITATION PERCENTAGE
           ----------------------------------------------
           40 and under    250%
           41 through 45   250% minus 7% for each age over age 40
           46 through 50   215% minus 6% for each age over age 45
           51 through 55   185% minus 7% for each age over age 50
           56 through 60   150% minus 4% for each age over age 55
           61 through 65   130% minus 2% for each age over age 60
           66 through 70   120% minus 1% for each age over age 65
           71 through 75   115% minus 2% for each age over age 70
           76 through 90   105%
           91 through 95   105% minus 1% for each age over age 90

CHANGES. The Owner may change the Option Type or decrease the Specified Amount after the third policy year by written request. Either one change or one decrease may be allowed within each policy year. The change will be effective on the first Monthiversary on or next following the day We receive the request. No change in the type of death benefit will be allowed if the resulting Specified Amount would be less than the Minimum Specified Amount shown on the Policy Schedule page. The Specified Amount will be changed as follows:

   1. If the change is from Option Type A to Option Type B, the Specified Amount after such change will be equal to:
      (a) the Specified Amount prior to such change; minus
      (b) the cash value on the date of change.
   2. If the change is from Option Type B to Option Type A, the Specified Amount after such change will be equal to:
      (a) the Specified Amount prior to such change; plus
      (b) the cash value on the date of change.

The Specified Amount may be decreased at any time after the third policy year. Increases in Specified Amount are not permitted. We reserve the right to limit any decrease to no more than 20% of the then current Specified Amount. The request for change must be in writing from the Owner. Any decrease will become effective on the first Monthiversary on or next following the day We receive the request. No decrease will be allowed if (a) the Specified Amount after any requested decrease would be less than the Minimum Specified Amount shown on the Policy Schedule page; or (b) the requested decrease would force a cash withdrawal in order to maintain compliance with the definition of a life insurance contract as defined by the Internal Revenue Code and applicable regulations.

DEATH BENEFIT PROCEEDS. The Death Benefit Proceeds is the amount payable by Us under this Policy provided this Policy has not terminated prior to Your death. The Death Benefit Proceeds will be equal to:

   1. The death benefit; minus
   2. Any monthly deductions due during the grace period; minus
   3. Any outstanding policy loan; plus
   4. Any unearned loan interest.

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                               PREMIUM PROVISIONS

PAYMENT. The Initial Premium shown on the Policy Schedule page must be paid on or before the Policy Date. All Premiums after the Initial Premium are payable at Our Office.

PREMIUMS. The amount and frequency of Planned Premiums are shown on the Policy Schedule page. The amount and frequency may be changed upon request, subject to Our approval.

While this Policy is In Force, additional Premiums may be paid at any time prior to the Maturity Date. We reserve the right to limit or refund any Premium if:

   1. The amount is below Our current Premium amount requirement; or
   2. The Premium would increase the death benefit by more than the amount of the Premium; or
   3. The Premium would disqualify this Policy as a life insurance contract as defined by the Internal Revenue Code and applicable regulations.

GRACE PERIOD. If the Net Surrender Value on any Monthiversary is not sufficient to cover the monthly deductions on such day, We will mail a notice to the last known address of the Owner and any assignee of record. A grace period of 61 days after the mailing date of the notice will be allowed for the payment of Premiums. The payment must at least be sufficient to cover the sum of the monthly deductions due within the grace period. The notice will specify the minimum payment and the final date on which such payment must be received by Us to keep this Policy In Force. This Policy will remain In Force during the grace period. If the amount due is not received by Us within the grace period, all coverage under this Policy and any Riders will terminate without value at the end of the grace period.

Until the No Lapse Date shown on the Policy Schedule page, no grace period will begin provided the total Premiums received (minus any withdrawals, minus any outstanding loans, and minus any pro rata decrease charge deducted from the cash value) equals or exceeds the Minimum Monthly Guarantee Premium times the number of months since the Policy Date, including the current month. The Minimum Monthly Guarantee Premium is as shown on the Policy Schedule page unless changed due to a requested change under this Policy. Upon such change, the Owner will be notified of the new Minimum Monthly Guarantee Premium and the effective date for the new Premium.

REINSTATEMENT. If this Policy terminates, as provided in the Grace Period provision, it may be reinstated. The reinstatement is subject to:

   1. Receipt at Our Office of a written request from the Owner. Such request must be within 5 years after the date of Termination and prior to the Maturity Date; and
   2. Receipt of evidence of insurability satisfactory to Us; and
   3. Payment of a minimum Premium sufficient to cover (a) one monthly deduction at the time of Termination, plus (b) the next 2 monthly deductions which will become due after the time of reinstatement; and
   4. Payment of an additional amount sufficient to cover any Deferred Surrender Charges as of the date of reinstatement.

The effective date of a reinstatement shall be the first Monthiversary on or next following the day We approve the application for reinstatement. Any policy loan as of the date of Termination will not be reinstated. Any cash value equal to the policy loan on the date of reinstatement will also not be reinstated.

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                           SEPARATE ACCOUNT PROVISIONS

THE SEPARATE ACCOUNT. The variable benefits under this Policy are provided through the Separate Account referenced on the Policy Schedule page. The assets of the Separate Account are Our property. Assets equal to the liabilities of the Separate Account will not be charged with liabilities arising out of any other business We may conduct. If the assets of the Separate Account exceed the liabilities arising under the policies supported by the Separate Account, then the excess may be used to cover the liabilities of Our general account. The assets of the Separate Account shall be valued as often as any policy benefits vary, but at least monthly.

SUBACCOUNTS. The Separate Account has various Subaccounts with different investment objectives. Income and realized and unrealized gains and losses from assets in each Subaccount are credited to, or charged against, that Subaccount without regard to income, gains, or losses in other Subaccounts. Any amount charged against the investment base for federal or state income taxes will be deducted from that Subaccount. The assets of the Subaccounts are invested in shares of a corresponding investment portfolio of the Series Fund. The value of such shares is based on the value of the investment portfolio determined at the end of each Valuation Period in accordance with applicable law.

TRANSFERS. The Owner may transfer all or a portion of this Policy's value in its Subaccounts to other Subaccounts or the Fixed Account. We reserve the right to charge a $10 fee for each transfer after the first twelve transfers during any one policy year. This charge will be deducted from the amounts transferred. We must be notified in a form satisfactory to Us. The transfer will ordinarily take effect on the first Valuation Date on or following the date notice is received at Our Office.

ADDITION, DELETION OR SUBSTITUTION OF INVESTMENTS. We reserve the right to transfer assets of the Separate Account, which We determine to be associated with the class of contracts to which this Policy belongs, to another Separate Account. If this type of transfer is made, the term "Separate Account", as used in this Policy, shall then mean the Separate Account to which the assets were transferred. We also reserve the right to add, delete, or substitute investments held by any Subaccount.

We reserve the right, when permitted by law, to:

   1. Deregister the Separate Account under the Investment Company Act of 1940;
   2. Manage the Separate Account under the direction of a committee at any time;
   3. Restrict or eliminate any voting privileges of owners or other persons who have voting privileges as to the Separate Account;
   4. Combine the Separate Account or any Subaccount(s) with one or more other Separate Accounts or Subaccounts;
   5. Operate the Separate Account as a management investment company;
   6. Establish additional Subaccounts to invest in either a new series of the Series Fund, or in shares of another diversified, open-end registered investment company; and
   7. Fund additional classes of variable life insurance contracts through the Separate Account.

CHANGE OF INVESTMENT OBJECTIVES. We reserve the right to change the investment objective of a Subaccount. If required by law or regulation, an investment objective of a Subaccount, or of a Series Fund portfolio designated for a Subaccount, will not be materially changed unless a statement of the change is filed with and approved by the appropriate insurance official of the state of Our domicile or deemed approved in accordance with such law or regulation. If required, approval of or change to any investment objective will be filed with the Insurance Department of the state in which this Policy is delivered.

UNIT VALUE. Some of this Policy's values fluctuate with the investment results of the Subaccounts. In order to determine how investment results affect this Policy's values, a unit value is determined for each Subaccount. The unit value of each Subaccount was originally established at $10 per unit. The unit value may increase or decrease from one Valuation Period to the next. Unit values also will vary between Subaccounts. The unit value of any Subaccount at the end of a Valuation Period is the result of:

   1. The total value of the assets held in the Subaccount. This value is determined by multiplying the number of shares of the designated Series Fund portfolio for the Subaccount times the portfolio's net asset value per share; minus
   2. The accrued risk charge for adverse mortality and expense experience. The daily amount of this charge is equal to the daily net assets of the Subaccount multiplied by the daily equivalent of the Mortality and Expense Risk Charge. The maximum annual factor for the Mortality and Expense Risk Charge is shown on the Policy Schedule page; minus
   3. The accrued amount of reserve for any taxes that are determined by Us to have resulted from the investment operations of the Subaccount; and the result divided by
   4. The number of outstanding units in the Subaccount.

The use of the unit value in determining policy values is described in the Policy Value Provisions.

                             POLICY VALUE PROVISIONS


PREMIUM. The Premium equals each Premium as paid.

ALLOCATION OF PREMIUMS. Each Premium paid is allocated to the Accounts on the first Valuation Date on or following the date the Premium is received at Our Office; except any Premium received prior to the Policy Date will be allocated on the first Valuation Date on or following the Record Date. All Premiums allocated prior to the Reallocation Date will be allocated to the Reallocation Account set forth on the Policy Schedule page. On the first Valuation Date on or following the Reallocation Date, the values in the Reallocation Account will be transferred in accordance with the Owner's allocation as shown in the application.

We reserve the right to limit any allocation to any Account to no less than 1%. No fractional percentages may be permitted. The allocation may be changed by the Owner. We reserve the right to impose a charge of $25 for each change of allocation in excess of one per policy year quarter. The request for change of allocations must be in a form satisfactory to Us. The allocation change will be effective on the date the request for change is recorded by Us.

MONTHLY DEDUCTIONS. On the Policy Date and each Monthiversary, a monthly deduction for this Policy will be made equal to the sum of the following:

   1. The Monthly Policy Charge as shown on the Policy Schedule page;
   2. The monthly cost of insurance for this Policy;
   3. The charge for benefits provided by Riders attached to this Policy;
   4. The pro rata decrease charge incurred as a result of a decrease in the Specified Amount.

Deductions will be withdrawn from each Account in accordance with the Owner's current allocation. If the value of any Account is insufficient to pay its part of the monthly deduction, the monthly deduction will be taken on a pro rata basis from all Accounts.

MONTHLY COST OF INSURANCE. The monthly cost of insurance on each Monthiversary is determined as follows:

   1. Divide the death benefit on the Monthiversary by 1.0024663; and
   2. Reduce  the result by the cash value on the Monthiversary; and
   3. Multiply (2) by the appropriate monthly cost of insurance rates.

MONTHLY COST OF INSURANCE RATES. The monthly cost of insurance rates are based on the sex, Attained Age, plan of insurance and rating class of the person(s) insured. Monthly cost of insurance rates may be changed by Us from time to time. A change in the cost of insurance rates will apply to all persons of the same Attained Age, sex, plan of insurance and rating class and whose policies have been in effect for the same length of time. The rates will not exceed those shown in the Table of Guaranteed Maximum Life Insurance Rates.

SUBACCOUNT VALUE. At the end of any Valuation Period, the Subaccount value is equal to the number of units that this Policy has in the Subaccount, multiplied by the unit value of that Subaccount.

The number of units that this Policy has in each Subaccount is equal to:

   1. The initial units purchased on the Policy Date; plus
   2. Units purchased at the time additional Premiums are allocated to the Subaccount; plus
   3. Units purchased through transfers from another Account; minus
   4. Those units that are redeemed to pay for monthly deductions as they are due; minus
   5. Any units that are redeemed to pay for cash withdrawals; minus
   6. Any units that are redeemed as part of a transfer to another Account;
      minus
   7. Any units that are redeemed to pay the pro rata decrease charge incurred as a result of a decrease in the Specified Amount.

FIXED ACCOUNT VALUE. At the end of any Valuation Period, the Fixed Account value is equal to:

   1. The sum of all Premiums allocated to the Fixed Account; plus
   2. Any amounts transferred from a Subaccount to the Fixed Account; plus
   3. Total interest credited to the Fixed Account; minus
   4. Any amounts charged to pay for monthly deductions as they are due; minus
   5. Any amounts withdrawn from the Fixed Account to pay for cash withdrawals; minus
   6. Any amounts transferred from the Fixed Account to a Subaccount; minus
   7. Any units withdrawn from the Fixed Account to pay the pro rata decrease charge incurred as a result of a decrease in the Specified Amount.

Interest on the Fixed Account will be compounded daily at a minimum guaranteed effective annual interest rate of 3% per year on unloaned amounts, and a minimum guaranteed effective annual interest rate of 4% per year for loaned amounts. We may declare from time to time various higher current interest rates. We may also apply a different current interest rate to that part of the cash value that equals the Loan Reserve.

On transfers from the Fixed Account to a Subaccount, We reserve the right to impose the following limitations:

   1. Written request be received at Our Office from the Owner within 30 days after an Anniversary.
   2. The transfer will ordinarily take effect on the first Valuation Date on or following the date We receive such Written Request.
   3. The amount that may be transferred is the greater of (a) 25% of the amount in the Fixed Account, or (b) the amount transferred in the prior policy year from the Fixed Account.

We further reserve the right to defer payment of any amounts from the Fixed Account for no longer than six months after We receive such written request.

CASH VALUE. At the end of any Valuation Period, the cash value of this Policy is equal to the sum of the Subaccount values plus the Fixed Account value.

SURRENDER. The Owner may Surrender this Policy for the Net Surrender Value at any time during Your lifetime. Payment will usually be made within seven days of the date We receive proper written request at Our Office, subject to the Policy Payment section of the General Provisions.

NET SURRENDER VALUE. The Net Surrender Value is the amount payable upon Surrender of this Policy. The Net Surrender Value as of any date is equal to:

   1. the cash value as of such date; minus
   2. any Deferred Surrender Charges as of such date; minus
   3. any outstanding policy loan; plus
   4. any unearned loan interest.

DEFERRED SURRENDER CHARGES. During the first 15 policy years, Deferred Surrender Charges will be incurred upon Surrender of this Policy. They are calculated as:

   (a) x (b+c+d) where:

   (a) is the Surrender Charge Factor varying by policy year as shown on the Policy Schedule page;
   (b) is the Issue Charge as shown on the Policy Schedule page times the Specified Amount at issue;
   (c) is the Initial Percentage as shown on the Policy Schedule page times the sum of all Premiums paid up to the Surrender Charge Base Premium as shown on the Policy Schedule page;
   (d) is the sum of all Premiums paid in excess of the Surrender Charge Base Premium times the Excess Percentage as shown on the Policy Schedule page.

PRO RATA DECREASE CHARGE. If, during the first 15 policy years, the Specified Amount is decreased, a pro rata portion of the Deferred Surrender Charges will be deducted from the cash value. The pro rata decrease charge is equal to:

   1. the amount of the Specified Amount decrease; divided by
   2. the Specified Amount at issue; multiplied by
   3. the then current Deferred Surrender Charges as of the date of the decrease applicable to the Specified Amount at issue, as determined under the Deferred Surrender Charges provision above.

A pro rata decrease charge will not be deducted from the cash value when a Specified Amount decrease results from (a) a change in Option Type, or (b) a withdrawal when the death benefit is Option Type A, as described in the Withdrawals provision below. If a pro rata decrease charge is deducted due to a decrease in Specified Amount, any future surrender charges incurred during the first 15 policy years will be reduced proportionately.

WITHDRAWALS. Cash withdrawals may be made any time after the first policy year and during Your lifetime. Only one withdrawal is allowed during a policy year. The amount of a withdrawal may be limited to no less than $500 and to no more than 10% of the Net Surrender Value. The request for a withdrawal must be from the Owner and in writing. A processing fee of the lesser of 2% of the amount withdrawn or $25 will be deducted from each withdrawal amount and the balance paid to the Owner.

When a withdrawal is made, the cash value shall be reduced by the amount of the withdrawal. If the death benefit is Option Type A, the Specified Amount shall also be reduced by the amount of the withdrawal. These reductions will result in a reduction in the death benefit, which may be determined from the Death Benefit Provisions section. No withdrawal will be allowed if the resulting Specified Amount would be less than the Minimum Specified Amount shown on the Policy Schedule page.

The Accounts from which the withdrawal will be made may be specified. If no Account is specified, the withdrawal amount will be withdrawn from each Account in accordance with the current Premium allocation. Payment will usually be made within seven days of the date We receive proper withdrawal request, subject to the Policy Payment section of the General Provisions of this Policy.

CONTINUATION OF INSURANCE. Subject to the Grace Period provision of the Premium Provisions, insurance coverage under this Policy and any benefits provided by Rider will be continued In Force until the Net Surrender Value is insufficient to cover the monthly deductions. This provision shall not continue this Policy beyond the Maturity Date nor continue any Rider beyond the date for its Termination, as provided in the Rider.

INSUFFICIENT VALUE. If the Net Surrender Value on any Monthiversary is not sufficient to cover the monthly deductions then due, this Policy shall terminate subject to the Grace Period section of the Premium Provisions.

BASIS OF COMPUTATIONS. Policy values and reserves are at least equal to those required by law. A detailed statement of the method of computation of values and reserves has been filed with the insurance department of the state in which this Policy was delivered.

POLICY LOANS. After the first policy year and during the continuance of this Policy, the Owner can borrow against this Policy an amount which is not greater than 90% of the cash value, less any Deferred Surrender Charges and any outstanding policy loan. The amount of any policy loan may be limited to no less than $500, except as noted below.

When a loan is made, an amount equal to the loan plus interest in advance until the next Anniversary will be withdrawn from the Accounts and transferred to the Loan Reserve. The Owner may specify the Account or Accounts from which the withdrawal will be made. If no Account is specified, the withdrawal will be made from each Account in accordance with the current Premium allocation.

The loan date is the date We process a loan request. Payment will usually be made within seven days of the date We receive a proper loan request, subject to the Policy Payment section of the General Provisions of this Policy. This Policy will be the sole security for the loan.

While this Policy is In Force, any loan may be repaid. Any amounts received on this Policy will be considered Premiums unless clearly marked as loan repayments.

Interest on any loan will be at the policy loan rate of 5.2%, payable annually in advance. Interest is due at each Anniversary. Interest not paid when due will be added to the loan and will bear interest at the same rate.

At each Anniversary, We will compare the amount of the outstanding loan (including interest in advance until the next Anniversary, if not paid) to the amount in the Loan Reserve. We will also make this comparison anytime the Owner repays all or part of the loan. At each such time, if the amount of the outstanding loan exceeds the amount in the Loan Reserve, We will withdraw the difference from the Accounts and transfer it to the Loan Reserve, in the same fashion as when a loan is made. If the amount in the Loan Reserve exceeds the amount of the outstanding loan, We will withdraw the difference from the Loan Reserve and transfer it to the Accounts in accordance with the Owner's current allocation. However, We reserve the right to require the transfer to the Fixed Account if such loans were originally transferred from the Fixed Account.

--------------------------------------------------------------------------------

                               SETTLEMENT OPTIONS

EFFECTIVE DATE AND FIRST PAYMENT DUE. The effective date of a settlement provision will be either the date of Surrender or the date of death. The first payment due will be on the effective date of the settlement provision.

BETTERMENT OF MONTHLY ANNUITY. The payee will receive the greater of:

   1. The income rate guaranteed in this Policy; or
   2. The income rates in effect for Us at the time income payments are made.

AVAILABILITY. If the payee is not a natural person, an Optional Method of Settlement is only available with Our permission. No Optional Method of Settlement is available if:

   1. The payee is an assignee; or
   2. The periodic payment is less than $20.

AGE. Age, when required, means age nearest birthday on the effective date of the option. We will furnish rates for other ages and for two males or two females upon request.

PROOF OF AGE AND SEX. Prior to making the first payment under this Policy We reserve the right to require satisfactory evidence of the birthdate and sex of any payee.

PROOF OF SURVIVAL. Prior to making any payment under this Policy We reserve the right to require satisfactory evidence that any payee is alive on the due date of such payment.

INTEREST. All settlement options are based on the 1983 Individual Annuity Mortality Table, if applicable, and a guaranteed annual interest rate of 3%.



                     TABLE OF OPTIONAL METHODS OF SETTLEMENT
                  DESCRIPTION AND TABLES OF MONTHLY INSTALLMENT
                             PER $1,000 OF PROCEEDS.



Option A - Fixed Period. The proceeds will be paid in equal installments. The installments will be paid over a fixed period determined from the following table:

                          FIXED PERIOD
                          (IN MONTHS)   FACTOR
                          --------------------
                              60        17.91
                             120         9.61
                             180         6.87
                             240         5.51

Option B - Life Income. The proceeds will be paid in equal installments determined from the following table. Such installments are payable:

   1. during the payee's lifetime only (Life Annuity); or
   2. during a 10 year fixed period certain and for the payee's remaining lifetime (Certain Period); or
   3. until the sum of installments paid equals the annuity proceeds applied and for the payee's remaining lifetime (Installment Refund).


PAYEE'S     LIFE ANNUITY         CERTAIN PERIOD     INSTALLMENT REFUND
AGE      MALE  FEMALE UNISEX  MALE   FEMALE UNISEX  MALE  FEMALE UNISEX
-------------------------------------------------------------------------

55       4.20   3.81   4.01   4.15    3.79   3.98   4.00   3.71   3.85
60       4.67   4.17   4.43   4.59    4.14   4.37   4.37   4.02   4.19
65       5.33   4.68   5.01   5.17    4.61   4.90   4.84   4.42   4.62
70       6.26   5.39   5.82   5.89    5.24   5.58   5.45   4.94   5.18
75       7.53   6.42   6.97   6.75    6.06   6.42   6.24   5.64   5.91
80       9.33   7.95   8.63   7.66    7.04   7.37   7.25   6.57   6.88
85      11.84  10.21  11.02   8.48    8.04   8.27   8.55   7.78   8.14
90      15.31  13.49  14.40   9.08    8.81   8.96  10.21   9.30   9.74



Option C - Joint and Survivor Life Income. The proceeds will be paid in equal installments during the joint lifetime of two payees:

    1. continuing upon the death          2. reduced by one-third upon
       of the first payee for the            the death of the first
       remaining lifetime of the             payee and continuing for
       survivor; or                          the remaining lifetime of
                                             the survivor.

         Joint Life Income with                Joint Life Income with
         Full Amount to Survivor                  2/3 to Survivor


      55   60    65    70    75            55    60   65    70    75
     -----------------------------        -----------------------------

55   3.97 4.13  4.26  4.38  4.46     55   4.37  4.59 4.83  5.09  5.36
60   4.13 4.35  4.56  4.75  4.89     60   4.59  4.86 5.15  5.48  5.81
65   4.26 4.56  4.87  5.16  5.41     65   4.83  5.25 5.53  5.93  6.36
70   4.38 4.75  5.26  5.60  6.00     70   5.09  5.48 5.93  6.45  7.02
75   4.46 4.89  5.41  6.00  6.61     75   5.36  5.81 6.36  7.02  7.76

                  THIS PAGE INTENTIONALLY LEFT BLANK

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                           Home Office: Columbus, Ohio

                             Administrative Office:
                                  P.O. Box 5068
                            Clearwater, Florida 33758



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                 Flexible Premium Variable Life Insurance Policy
    Death Benefit Proceeds Payable at Death of Insured Prior to Maturity Date
                  Net Surrender Value Payable at Maturity Date
  Flexible Premiums Payable During Lifetime of Insured Until the Maturity Date
                        Non-Participating - No Dividends
                    Some Benefits Reflect Investment Results